Exhibit 99.1

NAPCO Security Technologies Responds to Short-Seller Report

We encourage NAPCO shareholders not to be misled by the recent report issued by Fuzzy Panda, an activist short seller that is seeking to profit by driving down our Company’s share price based on unsupported allegations.

There is no new news here. Fuzzy Panda’s misleading report references an old class action lawsuit that the Company disclosed months ago. The allegations are centered around incorrect statements from a disgruntled former employee who, based on the admissions made by Plaintiffs in the Class Action complaint, has no knowledge of NAPCO’s accounting processes or financial statement preparation.

The short seller previously made similar allegations in a letter received weeks prior to our Form 10-K filing. Our Audit Committee immediately hired a global law firm to conduct an independent investigation into the allegations included in the short seller’s letter, many of which were repeated in the report. Following a thorough investigation, the law firm found no evidence to support the short seller’s allegations.

NAPCO filed its 10-K on August 29, 2024, reporting record revenues and earnings. We reported $97.7 million of cash on our balance sheet at year end, and the NAPCO Board of Directors increased the Company’s quarterly dividend by 25% to $.125 per share. The financial statements for the year ending June 30, 2024 includes an unqualified opinion.

NAPCO hired an experienced financial services professional with audit and financial controls expertise. We have implemented quarterly review and reconciliation of control activities to ensure the completeness and accuracy of forecasted sales and usage data to determine reserve for excess and slow-moving inventory. We have improved control activities related to information technology user access and program change management. Importantly, we have successfully remediated the material weaknesses in our controls that were reported in our Form 10-K for the fiscal year ended June 30, 2023. In our recently filed Form 10-K, we also identified a new material weakness related to the procedural review of information used in the inventory costing process; management is in the process of developing a plan to remediate such material weakness, which we expect will be in place by the end of our second fiscal quarter.

The Company believes it is important to set the record straight regarding certain distortions and inaccuracies, among many, in the short seller’s report:

●	Fuzzy Panda takes issue with the hiring of our new Senior Vice President of Finance and Chief Accounting Officer because he was the engagement partner at our prior auditor. There is no conflict of interest or regulatory violation. Nor was our former audit firm fired because of the restatement of the first three fiscal 2023 quarters financial statements. Rather, our audit committee decided to engage a big four accounting firm as our business and market capitalization continued to grow. Our new Senior VP and CAO brings extensive knowledge of the Company as well as years of experience in public accounting. It is also false to state that he received options worth $1 million, when in reality he received 20,000 options to buy stock at the then current market price which vest over four years in accordance with the Company’s existing stock option plan.
●	Fuzzy Panda’s suspicion of our 90% profit margin on recurring revenue is without basis and was subject to scrutiny as part of our recently completed investigation. Our commonly referenced peer, Alarm.com, reports a gross margin of 86% on its recurring revenue. Our recurring revenue is derived mostly from commercial installations as opposed to that of Alarm.com, which is mostly derived from residential installations that typically have lower gross margins.

Our business continues to perform well, and we look forward to continuing to drive positive momentum and increased profits. We remain focused on advancing our successful strategy and enhancing shareholder value by capitalizing on the growing investment opportunities across the commercial security, school security, and residential security markets.